Robert Early & Company, P.C.
                               1733 Fulwiler Road
                                Abilene, TX 79603








December 9, 2005

Securities Exchange Commission
Washington, DC


RE:  KleenAir Systems, Inc.


We have read the statements made by KleenAir in their Form 8-K regarding our firm continuing as their accountant.

We had not resigned from our engagement as KleenAir's accountants, although we were aware that they were soliciting other accountants. The decision for them to change firms was a mutual decision that was not due to problems between our firm and them. If they were successful in identifying and engaging another firm in time to deal with the third quarter 10-QSB, we would resign. They thought that they had done so. However, they explained to me that the engagement fell apart before actually getting started.

We agree with the statement in KleenAir's Form 8-K that we will continue as their accountants.

Sincerely,




/s/ ROBERT EARLY & COMPANY, P.C.
Robert Early & Company, P.C.